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                                                                      Exhibit 99


NEWS RELEASE

For Information Contact:
Vince Anido, ISTA Pharmaceuticals    Justin Jackson, Burns McClellan (Media)
949/788-5311                         212/213-0006
vanido@istavision.com                jjackson@ny.burnsmc.com
J.C. MacRae, ISTA Pharmaceuticals    Stephanie Diaz, Burns McClellan (Investors)
949/788-5302                         415/352-6262
jcmacrae@istavision.com              sdiaz@sf.burnsmc.com



                ISTA PHARMACEUTICALS ANNOUNCES PROPOSED OFFERING

IRVINE, CALIFORNIA, JUNE 10, 2002 - ISTA PHARMACEUTICALS, INC. (Nasdaq: ISTA) announced today that it has engaged an investment bank and intends, subject to market conditions, to raise approximately $30 million through an offering of shares of its common stock to accredited investors. No further details were provided.

The company stated that it intends to use the net proceeds from the offering for the continued development of its late stage compounds and for working capital and general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.